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June 30, 1999



Scudder Municipal Trust
  Scudder Managed Municipal Bonds
Two International Place
Boston, Massachusetts  02110

Ladies and Gentlemen:

We have acted as counsel to Scudder Managed Municipal Bonds ("Municipal Bonds"), a series of Scudder Municipal Trust, a Massachusetts business trust ("Municipal Trust"), in connection with the proposed acquisition by Municipal Bonds of all or substantially all of the assets and liabilities of Scudder Pennsylvania Tax Free Fund (Tax Free"), a series of Scudder State Tax Free Trust ("State Trust"), in exchange for shares of beneficial interest of Municipal Bonds (the "Shares"), pursuant to an Agreement and Plan of Reorganization, dated as of June 30, 1999, executed by Municipal Trust, on behalf of Municipal Bonds, and by State Trust, on behalf of Tax Free (the "Plan").

We have examined Municipal Trust's Registration Statement on Form N-14 substantially in the form in which it is to become effective (the "Registration Statement"), Municipal Trust's Declaration of Trust and Bylaws, and the Plan.

We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan constitutes the legal, valid and binding obligation of each of State Trust and Tax Free, enforceable against each of State Trust and Tax Free in accordance with its terms.

We are members of the bar of the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York and the federal laws of the United States of America. Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any

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applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including The Commonwealth of Massachusetts) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of Municipal Bonds' Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:

         (a) Municipal Trust is duly organized and validly existing under the laws of The Commonwealth of Massachusetts;

         (b) The Shares of Municipal Bonds to be issued as contemplated in the Plan have been duly authorized, and, subject to the receipt by Municipal Bonds of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable Shares of Municipal Bonds under the laws of The Commonwealth of Massachusetts.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of Municipal Trust on behalf of Municipal Bonds or any distributor or dealer in connection with the registration or qualification of Municipal Bonds or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to Municipal Bonds, is solely for the benefit of Municipal Trust and its Trustees and its officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,

/s/ Willkie Farr & Gallagher